Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Acquires Abengoa Ethanol Storage Assets

OMAHA, Neb., Sept. 26, 2016 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced that it acquired the ethanol storage assets associated with the Madison, Ill., Mount Vernon, Ind. and York, Neb. production facilities from Green Plains Inc. (NASDAQ:GPRE) for $90 million. The partnership used its revolving credit facility, which was recently expanded, to fund the purchase.

“We are executing on the growth strategy we laid out in our initial public offering in June of last year,” said Todd Becker, president and chief executive officer at Green Plains Partners. “We’ve added approximately 500 million gallons of throughput volume to our platform through organic projects and acquisitions. In addition, we are pursuing projects within the partnership to expand our downstream logistics activities.”

The storage and throughput agreement between Green Plains Partners and Green Plains Trade was amended as part of the transaction, increasing the minimum volume commitment to 296.6 million gallons per quarter. The acquired assets support the combined production capacity of 236 million gallons per year at the three plants. Based on expected performance of the acquired assets, the purchase price represents an 8.5x multiple of anticipated EBITDA.

The storage assets were simultaneously purchased and sold by Green Plains as part of the $237 million purchase of three ethanol plants previously owned by Abengoa Bioenergy.

The terms of the drop down transaction were approved by the board of directors of the general partner and the board of directors’ conflicts committee, which consists entirely of independent directors. The conflicts committee engaged Evercore to act as its independent financial advisor and Vinson & Elkins to act as its legal counsel.

About Green Plains Partners

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership that provides fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Forward-Looking Statements

This news release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are based on management’s current expectations, which are subject to various factors, risks and uncertainties that may cause actual results, outcomes, timing and performance to differ materially from those expressed or implied. As a result of these risks, uncertainties and other factors, actual results could differ materially from those referred to in the forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release include, but are not limited to, risks relating to Green Plains Partners’ ability to integrate the acquired assets into its existing business. Additional information concerning factors that could cause actual results to differ materially is contained in the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015, and subsequent filings. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Green Plains Partners, and Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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